Exhibit 99.8

CONSENT

I hereby consent to serve as a director of Capstar Special Purpose Acquisition Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

	By:	/s/ Alison Bauerlein
	Name:	Alison Bauerlein Date: December 13, 2021

Date: December 13,2021